UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

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☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

FLAGSTAR BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑  No fee required.

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1)	Title of each class of securities to which transaction applies:

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1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

[          ], 2009

To our stockholders:

We invite you to attend a Special Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on [          ], [                    ], 2009 at [          :          ] p.m., local time.

On January 30, 2009, we announced that the United States Department of the Treasury, pursuant to the TARP Capital Purchase Program, purchased 266,657 shares of our preferred stock and warrants to purchase 64,513,790 shares of common stock of the Company for a total purchase price of approximately $266.6 million. In addition, we also raised an aggregate of approximately $255.3 million through the direct sale of equity securities to MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, for $250 million and to Mark T. Hammond, our Vice Chairman, President and Chief Executive Officer, to various directors and members of management and to me for $5.3 million. With the proceeds of these offerings, we fortified our balance sheet and strengthened our regulatory capital position allowing us to grow our banking franchise and to continue our mission of being a top national originator and servicer of high quality residential mortgage loans.

In the offering to MatlinPatterson, we sold 250,000 shares of our convertible participating voting preferred stock with a liquidation preference of $1,000 per share. Subsequent to the offering, we intend to sell an additional 50,000 shares of our convertible participating voting preferred stock with a liquidation preference of $1,000 per share and trust preferred securities having an aggregate liquidation preference of $50 million to MatlinPatterson. Upon approval by our stockholders of the proposals at the Special Meeting, the total of 300,000 shares of preferred stock will automatically convert into approximately 375,000,000 shares of our common stock, based upon a per share conversion price of $0.80.

At the Special Meeting, holders of our shares of common stock and certain other holders entitled to vote will be asked to consider and vote on proposals to, among other things, approve an increase in the number of our authorized shares of common stock, to approve other related matters which are required to be presented pursuant to the transactions described above and to approve matters submitted at the direction of our Board of Directors. Our Board of Directors (as constituted prior to the offerings) unanimously approved these proposals and recommended that our stockholders vote for these proposals.

Please read the attached proxy statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Special Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

Thank you for your continuing support.

Sincerely,

/s/ Thomas J. Hammond
Thomas J. Hammond
Chairman of the Board

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                    ], 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on [          ], [                    ], 2009 at [          :          ] p.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.

A proxy card and a proxy statement for the Special Meeting are enclosed.

The Special Meeting is for the purpose of considering and acting upon the following matters:

1. to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 750,000,000 shares, as the number of common stock currently authorized is insufficient to provide for the conversion of the May Investor Warrants, the Treasury Warrants, the Investor Securities and the Additional Investor Securities (all of which are described in the enclosed proxy statement);

2. to amend the Company’s Amended and Restated Articles of Incorporation to delete references to Article 7B of the Michigan Business Corporation Act, which has been rescinded by the Michigan legislature;

3. to amend the Company’s Amended and Restated Articles of Incorporation to revise Article IX(B) thereof to delete the requirement to divide the Board of Directors into two classes of directors;

4. to approve the issuance of common stock issuable upon exercise of the warrant issued to the United States Department of the Treasury in connection with the TARP Capital Purchase Program, as described in the attached proxy statement;

5. to approve the issuance of common stock upon exercise of the May Investor Warrants that were issued in connection with amendments to the Purchase Agreement dated May 14, 2008. The May Investor Warrants were issued to certain institutional investors as described in the attached proxy statement;

6. to amend the Company’s Amended and Restated Articles of Incorporation to require majority voting for the election of directors in non-contested elections;

7. to amend the Company’s Amended and Restated Articles of Incorporation to reduce, to a majority of the Board of Directors, the vote required by directors to adopt, repeal, alter, amend and rescind the Company’s bylaws; and

8. to transact such other business as may properly come before the Special Meeting.

NOTE:  The Board of Directors is not aware of any other business to come before the Special Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice. Submission of Proposals 1, 2, and 3 to our stockholders is required under the terms of the Investment Agreement dated as of December 17, 2008 between the Company and to MP Thrift Investments L.P., an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, in connection with our recent January 2009 equity investment transaction, submission of Proposals 4 and 5 is required by the rules of the New York Stock Exchange, and submission of Proposals 6 and 7 is made at the direction of the Board of Directors.

The Board of Directors recommends that stockholders vote FOR all of the proposals.

Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned. Stockholders of record of our common stock and certain holders of our preferred stock at the

close of business on [                    ], 2009 will be entitled to vote at the Special Meeting and any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. This will ensure the presence of a quorum at the Special Meeting and will save us the expense of additional solicitations. The proxy will not be used if you attend and choose to vote in person at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

Troy, Michigan
[          ], 2009

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Special Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

CONSEQUENCES IF PROPOSALS ARE NOT APPROVED	20
The Investor Proposals	20
Proposals 4 and 5	20
Proposals 6 and 7	20
USE OF PROCEEDS	21
PRO FORMA FINANCIAL INFORMATION	21
PROPOSAL 1 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 SHARES TO 750,000,000 SHARES, AS THE NUMBER OF COMMON STOCK CURRENTLY AUTHORIZED IS INSUFFICIENT TO PROVIDE FOR THE CONVERSION OF THE MAY INVESTOR WARRANTS, THE TREASURY WARRANTS, THE INVESTOR SECURITIES AND THE ADDITIONAL INVESTOR SECURITIES	26
PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE REFERENCES TO ARTICLE 7B OF THE MICHIGAN BUSINESS CORPORATION ACT	27
PROPOSAL 3 — APPROVAL OF AMENDMENT TO ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD	28
PROPOSAL 4 — APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE TREASURY WARRANT	29
General	29
Purpose of the Proposal	30
Required Vote	30
PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS ISSUED IN CONNECTION WITH AMENDMENTS TO THE PURCHASE AGREEMENT DATED MAY 14, 2008	30
General	30
Purpose of the Proposal	31
Required Vote	31
PROPOSAL 6 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS	31
Background	31
Majority Vote Amendment to our Articles of Incorporation	31
PROPOSAL 7 — APPROVAL OF AMENDMENT TO ARTICLE XVI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REDUCE, TO A MAJORITY OF THE BOARD OF DIRECTORS, THE VOTE REQUIRED BY DIRECTORS TO ADOPT, REPEAL, ALTER, AMEND AND RESCIND OUR BYLAWS	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	33
SECURITY OWNERSHIP OF MANAGEMENT	35
WHERE YOU CAN FIND MORE INFORMATION	36
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING	36
INCORPORATION BY REFERENCE	37
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON [ ], 2009	37
OTHER MATTERS	37
ANNEX A — ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
ANNEX B — ARTICLE VI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

ii

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

SPECIAL MEETING OF STOCKHOLDERS

[                    ], 2009

This proxy statement (“Proxy Statement”) and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at a Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on [          ], [                    ], 2009 at [          :          ] p.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Special Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Special Meeting on or about [                    ], 2009. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

Although certain aspects of our business model performed well in 2008, the market outlook for continuing weak domestic economic conditions has required that we take all necessary steps to achieve higher capital levels that will position us to remain strong throughout the remainder of the current economic downturn. In this regard, we recently participated in an investment by the United States Department of the Treasury (“Treasury”) under its Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”) established pursuant to the Emergency Economic Stabilization Act of 2008. The TARP Capital Purchase Program allows Treasury to invest in preferred stock and warrants of U.S. financial institutions. On December 19, 2008, we were preliminarily approved by Treasury (the “Preliminary Approval”) for participation in the TARP Capital Purchase Program through an investment by Treasury in our preferred stock and warrants in the amount of approximately $266.6 million. As a condition of the Preliminary Approval, we were required to raise an aggregate of not less than $250 million additional private capital, which we raised from private investors in the equity investment transaction defined and described below.

On December 17, 2008, we entered into an investment agreement (the “investment agreement”) to raise an aggregate of $250 million through the direct sale of equity securities to an institutional investor, MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, and to raise approximately $5 million by the sale of common stock to individual investors, including Thomas J. Hammond, our Chairman, Mark T. Hammond, our Vice Chairman, President and Chief Executive Officer and certain other members of management and the board of directors (the “Individual Investors,” and together with MatlinPatterson, the “Investors”). As a condition to the investment by MatlinPatterson, we were required to raise at least $250 million through the TARP Capital Purchase Program.

The investment of approximately $266.6 million by Treasury, the $250 million investment by MatlinPatterson and the $5.32 million investment by the Individual Investors closed on January 30, 2009. Pursuant to the TARP Capital Purchase Program, Treasury acquired 266,657 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Treasury Preferred Stock”) at a purchase price and liquidation preference of $1,000 per share and a warrant to purchase 64,513,790 shares of our common stock

(the “Treasury Warrant” and together with the Treasury Preferred Stock, the “Treasury Securities”) at a price of $0.62 per share, subject to anti-dilution provisions and certain other adjustments. Pursuant to the investment agreement, MatlinPatterson acquired 250,000 shares of our Convertible Participating Voting Preferred Stock, Series B (the “Investor Preferred Stock”), at a purchase price and liquidation preference of $1,000 per share. In addition, we issued 6,650,000 shares of our common stock (the “Investor Common Stock” and, together with the Investor Preferred Stock, the “Investor Securities”) to the Individual Investors for an aggregate purchase price of $5.32 million. We refer to the transaction pursuant to the TARP Capital Purchase Program as the “TARP transaction” and transactions contemplated by the investment agreement as the “equity investment transaction,” and we refer to the Treasury Preferred Stock and the Investor Preferred Stock collectively herein as the “Preferred Stock.”

In addition, we entered into a closing agreement (the “closing agreement”) dated as of January 30, 2009 with MatlinPatterson which, among other things, waived certain conditions to closing that had not been and could not be satisfied and allows MatlinPatterson to acquire subsequent to the closing of the equity investment transaction (i) 50,000 shares of our Convertible Participating Voting Preferred Stock, Series B (the “Additional Investor Preferred Stock”) for $50 million and (ii) trust preferred stock having a liquidation preference of $50 million (the “Trust Preferred Securities” and together with the Additional Investor Preferred Stock, the “Additional Investor Securities”) for $50 million. The Additional Investor Securities are all convertible into shares of our common stock.

As a condition to our sale of the Investor Preferred Stock, we agreed to seek stockholder approval, at a special meeting of stockholders, to amend our Amended and Restated Articles of Incorporation (our “articles of incorporation”) to increase the number of our authorized shares of common stock to an amount that will allow for the conversion of the Investor Preferred Stock, to opt out of Article 7B of the Michigan Business Corporation Act (which Article had previously been rescinded from the Act) and to delete the requirement to divide our Board into two classes of directors. These proposals contained in this proxy statement (Proposals 1, 2, and 3) are sometimes referred to herein as the “Investor Proposals.” In addition, we are seeking stockholder approval of Proposal 1, as well as a proposal required by the rules of the New York Stock Exchange (“NYSE”), allowing for the full exercise of the Treasury Warrant. Moreover, as a condition to obtaining waivers from certain investors (the “May Investors”) in our May 2008 private placement capital raise relating to the anti-dilution provisions applicable to them, we are required by the rules of the NYSE to seek stockholder approval allowing for the full exercise of the common stock warrants (the “May Investor Warrants”) we granted to the May Investors in connection with obtaining those waivers. We are also seeking approval of amendments to our articles of incorporation to provide for majority voting for the election of directors in non-contested elections and to change the vote required by directors to amend our bylaws, both at the direction of our Board.

Accordingly, the Board is providing these proxy materials to you in connection with a Special Meeting to be held on [                    ], 2009. As a stockholder of record of our common stock on the Record Date, you are invited to attend the Special Meeting and are entitled and requested to vote on the item of business described in this Proxy Statement. Pursuant to the Michigan Business Corporation Act, holders of the Preferred Stock are also receiving these proxy materials. However, holders of the Treasury Preferred Stock are not entitled to vote those shares with respect to these proposals, but the holder of the Investor Preferred Stock and the Additional Investor Preferred Stock is entitled to vote those shares with respect to these proposals together with the holders of our common stock.

See “BACKGROUND TO CERTAIN OF THE PROPOSALS” for more information relating to the TARP transaction and the equity investment transaction.

Who is entitled to vote?

Only stockholders of record at the close of business on [                    ], 2009 (the “Record Date”) will be entitled to notice of and vote at the Special Meeting.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Special Meeting, the voting process and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at a Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

How many shares are eligible to be voted?

As of the Record Date, we had [          ] shares of common stock outstanding and entitled to vote. In addition, the Investor Preferred Stock and the Additional Investor Preferred Stock, when issued, are entitled to vote together with our common stock on all matters on which our common stock is entitled to vote unless otherwise required by Michigan law. Each share of Investor Preferred Stock and Additional Investor Preferred Stock shall be entitled to such number of votes equal to the number of shares of common stock into which each such preferred share is convertible on the Record Date. For purposes of this calculation, shares of our common stock sufficient for full conversion of all shares of Investor Preferred Stock and for the full conversion of all shares of Additional Investor Preferred Stock, if issued, shall be deemed authorized for issuance on such date, which aggregate amount is 375,000,000 shares. Our common stock outstanding on the Record Date and our common stock deemed issuable upon conversion of our Investor Preferred Stock and Additional Investor Preferred Stock are sometimes referred to collectively herein as our “voting stock.” Each outstanding share of voting stock will be entitled to one vote on each matter to be voted upon at the Special Meeting. For information regarding security ownership by the beneficial owners of more than 5% of our common stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?

You are voting on the following matters:

1. to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 750,000,000 shares, as the number of common stock currently authorized is insufficient to provide for the conversion of the May Investor Warrants, the Treasury Warrants, the Investor Securities and the Additional Investor Securities (all of which are described in greater detail herein);

2. to amend our Amended and Restated Articles of Incorporation to delete references to Article 7B of the Michigan Business Corporation Act, which has been rescinded by the Michigan legislature;

3. to amend our Amended and Restated Articles of Incorporation to revise Article IX(B) thereof to delete the requirement to divide our Board of Directors into two classes of directors;

4. to approve the issuance of common stock issuable upon exercise of the Treasury Warrant;

5. to approve the issuance of common stock upon exercise of the May Investor Warrants that were issued in connection with amendments to the Purchase Agreement dated May 14, 2008;

6. to amend our Amended and Restated Articles of Incorporation to require majority voting for the election of directors in non-contested elections; and

7. to amend our Amended and Restated Articles of Incorporation to reduce, to a majority of the Board of Directors, the vote required by directors to adopt, repeal, alter, amend and rescind our bylaws.

You will also be entitled to vote on any other business that properly comes before the Special Meeting or any adjournments thereof.

What securities did we issue in the TARP transaction?

We issued a total of 266,657 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (i.e., the Treasury Preferred Stock), and we also issued a warrant to purchase 64,513,790 shares of our common stock in the TARP transaction. The Treasury Preferred Stock, which is not convertible into our common stock, has a liquidation preference of $1,000 per share, and the Treasury Warrant is exercisable at $0.62 per share, subject to anti-dilution provisions and certain other adjustments.

What securities did we issue in the equity investment transaction?

We issued a total of 250,000 shares of our Investor Preferred Stock and a total of 6,650,000 shares of common stock in the equity investment transaction. The Investor Preferred Stock has a liquidation preference of $1,000 per share and is mandatorily convertible, subject to anti-dilution provisions, into 312,500,000 shares of our common stock, based on a conversion price of $0.80 per share of common stock, upon receipt of stockholder approval of Proposal 1.

What securities will we issue under the closing agreement?

We will issue a total of 50,000 shares of our Additional Investor Preferred Stock and 50,000 shares of our Trust Preferred Securities pursuant to the closing agreement. The Additional Investor Preferred Stock has a liquidation preference of $1,000 per share and is mandatorily convertible, subject to anti-dilution provisions, into 62,500,000 shares of our common stock, based on a conversion price of $0.80 per share of common stock, upon receipt of stockholder approval of Proposal 1. The Trust Preferred Securities will have an aggregate liquidation preference of $50 million and will be convertible into shares of our common stock upon receipt of stockholder approval of Proposal 1, in whole or in part, at the option of the holder on April 1, 2010 at a conversion price equal to 90% of the volume-weighted average price per share of our common stock during the period from February 1, 2009 to April 1, 2010, subject to a per share conversion price minimum of $0.80 and maximum of $2.00.

How will the conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock occur?

Upon receipt of stockholder approval of Proposal 1, each share of Investor Preferred Stock and Additional Investor Preferred Stock will be automatically converted into a number of shares of common stock determined by dividing (i) $1,000 (the purchase price per share of the Investor Preferred Stock and of the Additional Investor Preferred Stock) by (ii) the conversion price of the Preferred Stock then in effect, subject to certain adjustments. The initial conversion price of the Investor Preferred Stock and of the Additional Investor Preferred Stock is $0.80 per share, which results in an initial conversion rate of 1,250 shares of common stock for each share of Investor Preferred Stock and for each share of Additional Investor Preferred Stock.

Why is our Board seeking stockholder approval of the proposals?

Our Board is seeking stockholder approval of Proposals 1, 2, and 3 in order to fulfill the requirements of the investment agreement and the closing agreement and to authorize sufficient common stock to provide for the conversion of the Investor Securities and the Additional Investor Securities and, should they be exercised, the May Investor Warrants and the Treasury Warrants. The number of shares of common stock currently authorized is 150,000,000, which is insufficient to provide for the conversion of the Investor Securities and the Additional Investor Securities and, should they be exercised, the May Investor Warrants and the Treasury Warrants. While Section 312.03 of the NYSE Listed Company Manual (the “NYSE Manual”) would otherwise require stockholder approval for a change in our control as discussed in the following paragraph, we were granted an exemption from such requirement by the NYSE with respect to that aspect of the investment agreement pursuant to Section 312.05 of the NYSE Manual. We are also seeking stockholder approval of Proposal 1 to allow for the full exercise of the Treasury Warrants.

Although we were granted an exemption by the NYSE with respect to shareholder approval for a change in our control, there is no such exemption with respect to Proposals 4 and 5. Section 312.03 of the NYSE

Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions (i) if the common stock to be issued has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance, or (ii) if the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance. The exercise of each of the Treasury Warrant and the May Investor Warrants falls under this rule because the aggregate amount of shares of common stock to be issued upon conversion of (i) the Treasury Warrant and (ii) the May Investor Warrants combined with the common stock issued to the May Investors in the May 2008 private placement, will each exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance, and none of the exceptions to this NYSE rule apply to these transactions.

Our Board is seeking stockholder approval of Proposal 6 to provide stockholders a more meaningful role in the election of our directors and Proposal 7 to provide greater flexibility to our Board in adopting, repealing, altering, amending and rescinding the provisions of our bylaws.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote “FOR” the approval of each of the amendments to our articles of incorporation, “FOR” approval of the issuance of our common stock upon exercise of the Treasury Warrant, and “FOR” approval of the issuance of our common stock upon exercise of the May Investor Warrants.

Why is the Board recommending approval of the proposals?

In the current banking and credit environment, our management and the Board determined that it would be necessary to seek significant equity capital in order to strengthen our capital ratios in light of the deteriorating conditions in the U.S. housing and credit markets and resulting elevated credit losses in our loan portfolio. The Board also concluded that in light of a variety of factors, including the weakening economy, increasing loan delinquencies, and capital markets volatility, it was important that we raise additional equity promptly and with a high degree of certainty of completion. After exploring and considering a broad range of potential financings and other alternatives, the Board determined that the TARP Capital Purchase Program and the equity investment transaction were the only means readily available to address our capital needs on a timely basis and was in the best interests of our stockholders.

Accordingly, the Board unanimously recommends that stockholders vote “FOR” all of the proposals set forth herein.

What happens if stockholder approval is received?

If, with respect to the Investor Preferred Stock and the Additional Investor Preferred Stock, Proposal 1 is approved at the Special Meeting, we will automatically issue to the holder of each share of Investor Preferred Stock and each share of Additional Investor Preferred Stock a number of shares of common stock equal to $1,000 divided by the then-applicable conversion price (currently, $0.80 per share). Upon the conversion, all rights with respect to the Investor Preferred Stock and Additional Investor Preferred Stock will terminate and all shares of Investor Preferred Stock and Additional Investor Preferred Stock will be cancelled.

If Proposals 4 and 5, as well as Proposal 1, are approved at the Special Meeting, the holders of the Treasury Warrant and the May Warrants will be entitled to exercise their warrants to purchase shares of our common stock at a price of $0.62 per share and $0.62 per share, respectively. If Proposal 6 is approved, our directors will be elected in the future by a majority vote of stockholders in non-contested elections; and if Proposal 7 is approved, a vote by only the majority of our directors will be required to adopt, repeal, alter, amend and rescind our bylaws.

What happens if stockholder approval is not received?

Unless stockholder approval of Proposal 1 is received at the Special Meeting or unless our stockholders approve similar proposals at a subsequent meeting, the Investor Preferred Stock and the Additional Investor Preferred Stock will remain outstanding in accordance with their terms and continue to rank senior to our common stock. We have agreed, pursuant to the investment agreement, to continue to seek to obtain the stockholder approval until stockholder approval of the Investor Proposals is obtained. Moreover, if stockholder approval of Proposal 1 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced.

If Proposal 4 or Proposal 5 is not approved at the Special Meeting, the holders of the Treasury Warrant and May Warrants, as the case may be, will not be entitled to exercise their warrants. In addition, if stockholder approval of Proposal 4 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced. However, we have agreed, pursuant to the provisions of the Treasury Warrant and the May Warrants, to continue to seek to obtain stockholder approval until stockholder approval of Proposals 4 and 5 is obtained. If Proposal 6 is not approved, we will continue to elect our directors by a plurality of votes cast at the meetings set for their election and if Proposal 7 is not approved, we will continue to require a two-thirds vote of our directors to approve any changes to our bylaws proposed by the Board of Directors.

How will the Investors vote?

All of the Investors, who own or control approximately 84% of our voting stock and approximately 29% of our common stock on the Record Date, have indicated their intention to vote in favor of all proposals for which they are entitled to vote, thereby assuring their approval except with respect to Proposal 1, which required the affirmative vote of both a majority of our voting stock and our common stock. In addition, pursuant to the investment agreement, MatlinPatterson is required to vote in favor of the Investor Proposals.

How many votes are required to hold the Special Meeting and what are the voting procedures?

Quorum Requirement:  Michigan law and our bylaws provides that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding voting stock that are entitled to vote at the Special Meeting. Therefore, at the Special Meeting, the presence, in person or by proxy, of the holders of at least [          ] shares of our common stock will be required to establish a quorum. Stockholders of record who are present at the Special Meeting in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers holding customers’ shares of record even though they may abstain from certain votes.

Required Vote:

1. Proposal 1:

Assuming the existence of a quorum, this proposal will be approved if greater than a majority of the shares of voting stock and common stock outstanding as of the Record Date are cast for it. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

2. Proposals 2 and 3:

Assuming the existence of a quorum, each of these proposals will be approved if greater than a majority of the shares of voting stock outstanding as of the Record Date are cast for it. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against these proposals.

3. Proposals 4 through 7:

Assuming the existence of a quorum, each of these proposals will be approved if greater than a majority of the shares of voting stock represented at the Special Meeting, either in person or by proxy, entitled to vote are cast for it. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of these proposals.

What is a broker non-vote?

If you hold your shares in “street name” through a broker or other nominee, whether the broker may vote your shares in its discretion depends on the proposals before the meeting. Under the rules of the NYSE, your broker may vote your shares in its discretion on “routine matters.” For example, election of directors and ratification of independent registered public accountants are currently considered routine matters. Proposals that are considered “non-routine” cannot be voted unless you specifically instruct your broker. The proposals being presented at the Special Meeting are “non-routine matters.” Accordingly, if your broker has not received your voting instructions with respect to these non-routine proposals, your broker cannot vote your shares on those proposals. This is referred to as a “broker non-vote.”

How may I cast my vote?

If you are the stockholder of record: You may vote by one of the following methods:

1. in person at the Special Meeting; or

2. by mail by completing the proxy card and returning it.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposals and will only vote at the direction of the underlying beneficial owners of the shares of voting stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Special Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Special Meeting.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Special Meeting by:

1. submitting a new proxy card bearing a later date;

2. delivering written notice to the Secretary of us prior to [                    ], 2009, stating that you are revoking your proxy; or

3. attending the Special Meeting and voting your shares in person.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of voting stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Please note that your attendance at the Special Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Matthew I. Roslin and Mary Kay Ruedisueli, our inspectors of election for the Special Meeting, will receive and tabulate the ballots and voting instruction forms.

What happens if the Special Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business and these statements are subject to risk and uncertainty. Forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, include those using words or phrases such as “believes,” “assumes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and Part II, Item 1A of our Quarterly Reports on Form 10-Q filed subsequent thereto, including: (1) general business, economic and political conditions may significantly affect our earnings; (2) if we cannot effectively manage the impact of the volatility of interest rates, our earnings could be adversely affected; (3) the value of our mortgage servicing rights could decline with reduction in interest rates; (4) gains on mortgage servicing rights may be difficult to realize due to disruption in the capital markets; (5) we use estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (6) current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further worsening of delinquencies and non-performing assets in our loan portfolios. Consequently, our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our reserves; (7) our secondary market reserve for losses could be insufficient; (8) our home lending profitability could be significantly reduced if we are not able to resell mortgages; (9) our commercial real estate and commercial business loan portfolios carry heightened credit risk; (10) we have substantial risks in connection with securitizations and loan sales; (11) our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings; (12) we may be required to raise capital at terms that are materially adverse to our stockholders; (13) our holding company is dependent on the Bank for funding of obligations and dividends; (14) we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future; (15) the network and computer systems on which we depend could fail or experience a security breach; (16) our business is highly regulated; (17) our business has volatile earnings because it operates based on a multi-year cycle; (18) our loans are geographically concentrated in only a few states; (19) a larger percentage or our loans are collateralized by real estate, and an adverse change in the real estate market may result in losses and adversely affect our portfolio; (20) a significant part of our business strategy involves adding new branch locations, and our failure to grow may adversely affect our business, prospects, and results of operations and financial condition; (21) we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations; (22) certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rate; and (23) we depend on our institutional counterparties to provide services that are critical to our business. In addition, if one or more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could materially adversely affect our earnings, liquidity, capital position and financial condition.

We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

BACKGROUND TO CERTAIN OF THE PROPOSALS

In September 2008, our Board determined that it would be necessary to seek significant additional capital in order to maintain our capital ratios at well above previous target levels, to address asset quality and liquidity challenges posed by continuing disruptions in the credit and housing markets, and to continue investing in our core businesses. Our Board also concluded that in light of a variety of factors, including capital markets volatility and general economic uncertainties, it was important that any process to raise additional common equity be executed promptly and with a high degree of certainty of completion.

At the direction of the Board, management began exploring its ability to raise additional capital. In October 2008, management met with a number of financial advisors, and, on October 14, 2008, engaged Keefe, Bruyette and Woods to act as our financial advisor. Also, on October 14, 2008, the United States Department of the Treasury announced the TARP Capital Purchase Program. With our financial advisor, we began exploring possible strategic and capital raise transaction options. As part of this process, our financial advisor made initial approaches to private equity and other investors (including MatlinPatterson) regarding a potential equity investment in us. These investors were selected based on their financial ability and likely level of interest in completing a transaction with us in the time frame that we required. Confidentiality agreements were executed by nineteen of these potential investors, and each of the investors commenced preliminary due diligence. After conducting preliminary due diligence, sixteen of the investors met in person or by telephone with our financial advisors, and, after such meetings, four of the investors met in person or by telephone with management. After the meetings with management, we believed that MatlinPatterson was the only party capable of moving forward with the capital raising process in the time frame required.

In addition to our pursuit of private equity capital, on October 24, 2008, we filed an application to participate in the TARP Capital Purchase Program with our primary regulator, the Office of Thrift Supervision (the “OTS”). During the following weeks, we worked diligently to provide the OTS with the information necessary to support our application. However, in November 2008, based on informal discussions with the OTS and on market events, management believed that the acceptance of our application for participation in the TARP Capital Purchase Program would be materially enhanced by the execution of a definitive agreement with a private equity investor. As a result, we worked diligently to finalize an agreement with MatlinPatterson pursuant to which we would sell equity securities in an aggregate dollar amount approximating the aggregate dollar amount of the equity securities that we proposed to sell under the TARP Capital Purchase Program. On December 17, 2008, we entered into the investment agreement with MatlinPatterson. Upon execution of the investment agreement, we submitted a copy to the OTS for consideration in connection with our application for participation in the TARP Capital Purchase Program.

Pursuant to the investment agreement, we agreed to issue to MatlinPatterson 250,000 shares of the Investor Preferred Stock at a purchase price and liquidation preference of $1,000 per share based upon a conversion stock price of $0.80 per share of common stock. This issuance would result in MatlinPatterson having control of approximately 70% of our common stock on a fully-diluted basis. In addition, as a condition of closing under the investment agreement, on January 30, 2009, we entered into separate subscription agreements with each of Thomas J. Hammond, our Chairman, Mark T. Hammond, our Vice-Chairman, President and Chief Executive Officer, and other members of senior management and the Board to issue $5.32 million shares of our common stock at a price of $0.80 per share.

As a further condition to closing the equity investment transaction, we were required to apply for and receive an exception from the NYSE stockholder approval requirements. Paragraph 312.03 of the NYSE Manual provides that stockholder approval is required prior to issuing stock in a transaction that would, among other things, constitute a change in control, as is the case with the equity investment transaction, since MatlinPatterson would now control approximately 70% of our outstanding voting power on a fully-diluted basis. However, Paragraph 312.05 of the NYSE Manual provides that the NYSE may make an exception if the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise and reliance is expressly approved by the audit committee of the Board. At a meeting on December 16, 2008, our audit committee reached this conclusion after considering factors specific to us and factors of general applicability, such as the highly uncertain economic, financial and political environment and the experience of other financial institutions. The audit committee believed that without the immediate receipt of additional capital, rather than awaiting stockholder approval, significant disruption to our operations could result as our business model is reliant on selling assets, hedging interest rate risk and obtaining funding from counterparties, including the government sponsored entities, the Federal Home Loan Bank of Indianapolis and certain depositors and other customers, who are increasingly seeking to do business with financial institutions operating at enhanced capital levels due to the uncertainty in the current marketplace. Further, our audit committee believed that the immediate receipt of private equity capital would enhance our position with banking regulators and the Treasury in connection with our application to participate in the TARP Capital Purchase Program. The Board concurred with the determination of the audit committee.

On December 31, 2008, we were notified by the NYSE that it had approved our application for an exception from the NYSE stockholder approval requirements. Also, on December 31, 2008, we were notified that, effective on December 19, 2008, we received preliminary approval from Treasury to issue 266,657 shares of Treasury Preferred Stock at a purchase price and liquidation preference of $1,000 per share. Pursuant to the TARP transaction, we were also required to issue the Treasury Warrant to purchase 64,513,790 shares of common stock at a price per share of $0.62. Further, in anticipation of the preliminary approval and in full satisfaction of the May Investors’ anti-dilutions protections, we agreed with the May Investors to issue to them the May Investors Warrants upon the consummation of the TARP transaction. Under the May Investor Warrants, the May Investors are entitled to purchase 14,259,794 shares of common stock at a price of $0.62 per share.

On January 29, 2009, MatlinPatterson received the OTS approvals necessary to close the equity investment transaction, and the closing of the TARP transaction and the equity investment transaction occurred on January 30, 2009 (the “Closing”). Prior to Closing, we also entered into the closing agreement pursuant to which MatlinPatterson agreed to acquire, subject to customary terms and conditions, the Additional Investor Securities, which purchases are expected to occur on various dates through the first quarter of 2009 and under which we will raise an additional $100 million. We entered into the closing agreement as a resolution to our failure to satisfy certain closing conditions of the investment agreement, including the requirement that the Treasury investment occur prior to equity investment transaction.

The shares of Treasury Preferred Stock, Investor Preferred Stock and common stock issued and sold to the Individual Investors, and the Additional Investor Securities, were issued or will be issued from our authorized share capital and stockholders are not being asked to vote upon the issuance and sale of those securities. However, stockholders are voting on an increase in the number of our authorized shares of common stock in order to permit (i) the automatic conversion of the Investor Preferred Stock and the Additional Investor Securities into shares of our common stock and (ii) the full exercise of the Treasury Warrant, the May Investor Warrants and the Trust Preferred Securities.

Pursuant to the TARP transaction and the equity investment transaction, we received aggregate consideration of $523 million, and pursuant to the closing agreement, we expect to receive further aggregate consideration of $100 million. Of the initial aggregate consideration of $523 million, we contributed $475 million of the proceeds to the Bank, our principal thrift subsidiary, as additional capital. Of the additional aggregate consideration of $100 million, we expect to contribute at least $91 million of the proceeds to the Bank as additional capital. We retained the remaining net proceeds from the transactions, which we intend to use, on a consolidated basis, to enhance the capital ratios of the Bank as well as for general corporate purposes.

DESCRIPTION OF THE TARP CAPITAL PURCHASE PROGRAM

General

On October 14, 2008, Treasury announced the creation of the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, Treasury has and will purchase shares of senior preferred stock from qualifying banks, bank holding companies and other financial institutions. The senior preferred stock will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares which by their terms rank junior to any other existing preferred shares. The senior preferred stock purchased by Treasury will pay a cumulative dividend rate of 5 percent per annum for the first five years they are outstanding and thereafter at a rate of 9 percent per annum. The senior preferred stock will be non-voting, other than voting rights required by law on matters that could adversely affect the shares. The shares of senior preferred stock will be callable after three years at 100 percent of issue price plus any accrued and unpaid dividends. Prior to the end of three years, the senior preferred stock may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.

Institutions that issue shares of senior preferred stock to Treasury under the TARP Capital Purchase Program also will be required to issue to Treasury a warrant to purchase shares of the institution’s common stock with an aggregate market price equal to 15 percent of the senior preferred stock investment from Treasury. The initial exercise price for the warrants issued to Treasury will be based on the average closing prices of the institution’s common stock over the 20 trading days ending on the last trading day prior to the date the institution’s application for participation in the Capital Purchase Program was preliminarily approved by Treasury.

Under the TARP Capital Purchase Program, eligible financial institutions can generally apply to issue senior preferred shares to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets, up to a maximum of $25 billion. We received preliminary approval of our application from Treasury on December 19, 2008 in the amount of approximately $266.6 million and closed the TARP transaction on January 30, 2009. The following sections describe the securities issued by us to Treasury pursuant to the TARP Capital Purchase Program which are consistent with the general parameters to the program described in the prior two paragraphs. Stockholders can find a copy of the Securities Purchase Agreement dated as of January 30, 2009 that we entered into with Treasury and further information about the TARP transaction, including the Treasury Certificate of Designations, in our Current Report on Form 8-K that was filed with the SEC on February 2, 2009. For information about accessing this Current Report on Form 8-K and other information that we file with the SEC, see “WHERE CAN YOU FIND MORE INFORMATION” below.

Description of the Treasury Securities

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Treasury Preferred Stock as contained in the Certificate of Designations relating to the Treasury Preferred Stock that we filed with the Michigan Department of Labor and Economic Growth on January 28, 2009 (the “Treasury Certificate of Designations”), and the Treasury Warrant. This summary of the Treasury Certificate of Designations and the Treasury Warrant does not purport to be a complete description of all of their terms. Stockholders are urged to read the Treasury Certificate of Designations relating to the Treasury Preferred Stock and the Treasury Warrant in their entirety.

Terms of the Investment.  Under the TARP transaction, in exchange for an investment of approximately $266.6 million, Treasury purchased 266,657 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share, from us (i.e., the Treasury Preferred Stock) and received warrants (i.e., the Treasury Warrant) to purchase 64,513,790 shares of our common stock at an exercise price of $0.62 per share, subject to anti-dilution provisions and certain other adjustments.

Capital Treatment.  The Treasury Preferred Stock will qualify as Tier 1 capital for regulatory purposes.

Rank of Treasury Preferred Stock.  The Treasury Preferred Stock will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares. The Investor Preferred Stock is junior to the Treasury Preferred Stock.

Dividends.  The Treasury Preferred Stock will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The dividend will be payable quarterly in arrears.

Voting.  The Treasury Preferred Stock is non-voting, other than voting rights as required by law and class voting rights on certain matters that could adversely affect the shares and including:

•	any authorization or issuance of shares ranking senior to the Treasury Preferred Stock,

•	any amendment to the rights of the holders of the Treasury Preferred Stock, or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Treasury Preferred Stock.

If dividends on the Treasury Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Treasury Preferred Stock will have the right to elect two directors. The right to elect directors will end when all accrued but unpaid dividends for all past dividend periods on all outstanding shares of Treasury Preferred Stock have been declared and paid in full.

Redemption.  The Treasury Preferred Stock is callable by us at par (100% of the issue price of $1,000 per share) plus accrued and unpaid dividends after three years. Prior to the end of three years, the Treasury Preferred Stock may be redeemed at par with the proceeds from one or more qualifying equity offerings of Tier 1 perpetual preferred stock or common stock, provided that we have accrued aggregate gross proceeds of not less than $66,664,250 from one or more qualified equity offerings. The equity investment transaction is not a qualifying equity offering for this purpose.

Transfer.  Treasury may transfer the Treasury Preferred Stock to a third party at any time.

Issuance of Common Stock Warrants.  In conjunction with the sale of Treasury Preferred Stock, we issued the Treasury Warrant to purchase 64,513,790 shares of common stock at an exercise price of $0.62 per share. If stockholder approval of Proposal 1 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced by $0.09 per share, and will be further reduced by $0.09 per share on each six-month anniversary thereafter if stockholder approval has not been obtained, subject to a maximum reduction of $0.28 per share. The initial exercise price on the Treasury Warrant, and the market price for determining the number of shares of common stock subject to the Treasury Warrant, was calculated on a 20-trading-day trailing average prior to the date of Treasury approval. The warrant is subject to anti-dilution adjustments and has a 10-year term.

Treasury has agreed not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the Treasury Warrant.

Registration Rights.  We will also be required to file a “shelf” registration statement covering the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant with the SEC as promptly as practicable after the date of the investment and will be required to take all action required to cause the shelf registration statement to be declared effective as soon as possible unless we are not eligible to file a registration statement on Form S-3. In that case, we will only be required to file the shelf registration statement upon Treasury request.

We also granted to the Treasury “piggyback” registration rights for the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant, and we are also required to take such other steps as may be reasonably requested to facilitate the transfer of the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant.

We will be required to list the common stock underlying the Treasury Warrant for trading on the NYSE and may, if requested by the Treasury, be required to apply for such listing for the Treasury Preferred Stock.

Executive Compensation.  To participate in the TARP Capital Purchase Program, we were required to meet standards related to executive compensation and corporate governance during the period in which Treasury holds securities issued under the TARP Capital Purchase Program, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the company;

•	requiring a claw-back of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibiting us from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

To ensure compliance with the executive compensation limitations imposed by the TARP Capital Purchase Program, we have entered into agreements with our senior executive officers who are subject to these limitations. The agreements document each executive’s agreement to, among other things, “clawback” provisions relating to the repayment of incentive compensation based on materially inaccurate financial statements or performance metrics and limitations on certain post-termination “parachute” payments.

Restrictions on Dividends and Repurchases.  For as long as any Treasury Preferred Stock remains outstanding, no dividends may be declared or paid on junior preferred stock, preferred stock ranking pari passu with the Treasury Preferred Stock, or common stock (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Treasury Preferred Stock), nor may we repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the Treasury Preferred Stock or common stock, unless all accrued and unpaid dividends for all past dividend periods on the Treasury Preferred Stock are fully paid.

In addition, Treasury’s consent will be required for any increase in the per share dividend amount on our common stock until the third anniversary of the date of the Treasury Preferred Stock investment unless prior to such third anniversary, the Treasury Preferred Stock is redeemed in whole or the Treasury has transferred all of the Treasury Preferred Stock to third parties.

Treasury’s consent will be required for certain equity and trust preferred securities repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the Treasury Preferred Stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the Treasury Preferred Stock to third parties.

DESCRIPTION OF THE INVESTMENT AGREEMENT

As described above, MatlinPatterson entered into the investment agreement with us to purchase the Investor Preferred Stock. MatlinPatterson is an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC. Certain terms and conditions of the investment agreement are described below. However, this description of the investment agreement is a summary of the material terms of such agreement and does not purport to be a complete description of all of the terms of such agreement. Stockholders can find a copy of the investment agreement and further information about the equity investment transaction, including the Investor Certificate of Designations, in our Current Reports on Form 8-K that we filed with the SEC on December 17, 2008 and February 2, 2009. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, see “WHERE YOU CAN FIND MORE INFORMATION” below.

Representations And Warranties

We made customary representations and warranties to MatlinPatterson relating to us, our business and the issuance of the Preferred Stock and agreed to indemnify MatlinPatterson for breaches of our representations and warranties in certain circumstances. These provisions do not apply to the Individual Investors. MatlinPatterson made customary representations and warranties to us about it and its compliance with the securities laws.

Certain of Our Agreements

We agreed in the investment agreement, among other things, (i) to issue and sell to the Individual Investors, shares of our common stock for an aggregate purchase price of not less than $4 million and not more than $5 million (subsequently amended to $5.32 million pursuant to the closing agreement) at a price per share of $0.80; and (ii) to make an application to Treasury for the TARP Capital Purchase Program.

Change of Control and Governance Matters

Pursuant to the investment agreement, MatlinPatterson acquired the Investor Preferred Stock which is automatically convertible into 312,500,000 shares of our common stock upon stockholder approval of Proposal 1. Upon such conversion, MatlinPatterson will own approximately 77% of our common stock on a non-diluted basis which will give it the power to control our affairs and operations, although our executive officers are currently expected to remain unchanged. In addition, as described below, pursuant to the closing agreement, MatlinPatterson acquired the Additional Investor Preferred Stock that are convertible into an aggregate of 62,500,000 shares of our common stock. As a result of the beneficial ownership of our common stock by MatlinPatterson, we have become a “controlled company” as defined in the NYSE Manual. A company that is considered a controlled company is exempt from the NYSE requirement to have a majority of directors be independent although the rules relating to independence of the audit committee and meetings of the independent directors are still applicable. Therefore, the right to nominate, elect and remove directors rests solely with the representatives of our controlling stockholder group, and our stockholders do not have all of the protections that these rules are intended to provide.

We understand solely from MatlinPatterson’s Form 13D filed with respect to the investment agreement that the funding for this transaction came primarily from investors in existing funds managed by MatlinPatterson Global Advisers LLC, namely, MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. These funds were used to purchase a 100% interest in MatlinPatterson, and MatlinPatterson, in turn, used the funds to consummate the transaction.

In addition, pursuant to the investment agreement, we were required to and did develop an operating plan, with respect to the conduct of our business, which was reasonably satisfactory to MatlinPatterson, and we have agreed that we will cause such number of persons to be nominated to our Board that are designated by MatlinPatterson as will represent MatlinPatterson’s pro rata share of the common stock owned or deemed to be owned upon conversion of the Investor Preferred Stock to the total number of issued shares of common stock (including common stock deemed to be owned by conversion of the Investor Preferred Stock). At the Closing of the equity investment, our Board appointed three directors designated by MatlinPatterson, which constituted less than 77% of all of our directors. At our next annual meeting of stockholders, MatlinPatterson will continue to be entitled to designate nominees to the Board representing at least 77% of our directors, or such other percentage as is equivalent to the voting percentage that it then owns, but is not required to exercise that entitlement. This entitlement to designate a pro rata share of Board representatives will continue so long as MatlinPatterson holds at least 10% of our voting power. MatlinPatterson is also entitled to appoint two observers to the Board who are reasonably acceptable to the Board.

The remaining material governance matters that we agreed to in the investment agreement are represented by the Investor Proposals described in this proxy statement.

Agreement to Seek Stockholder Approval

We agreed to promptly call a special meeting of our stockholders and to provide each stockholder a proxy statement soliciting their affirmative vote for approval of the Investor Proposals. We are obligated to seek to obtain the stockholder approval as promptly as practicable following the Closing but in no event later than our next annual meeting of stockholders. If we are unable to obtain the approval of such stockholders for the Investor Proposals, we have undertaken to obtain such approval at a meeting of the stockholders no less than once in each subsequent six-month period beginning March 1, 2009 until all such approvals are obtained or made. In addition, we agreed to seek stockholder approval to amend our existing equity compensation plans and submit amendments to our 2006 Equity Incentive Plan which we intend to do at our next annual meeting of stockholders.

Registration Rights

We granted MatlinPatterson “shelf” registration rights with respect to the common stock issuable upon conversion of the Investor Preferred Stock, purchased by them in the equity investment transaction, which may be used to effect sales of such common stock. We are required to file the registration statement no later than six months after the Closing. In addition, we have also granted MatlinPatterson certain “demand” and “piggyback” registration rights, and we have granted the Individual Investors “piggyback” registration rights. We have the right to suspend the use of the prospectus forming a part of the registration statement under certain circumstances.

Voting Agreement

Pursuant to the investment agreement, the Board has agreed to unanimously recommend to our stockholders that they vote in favor of the Investor Proposals, and MatlinPatterson has agreed to vote in favor of the Investor Proposals.

Closing Agreement

On the Closing Date, as part of the Closing we entered into the closing agreement, pursuant to which we agreed to issue and sell to MatlinPatterson (i) an additional $50 million of Additional Investor Preferred Stock, in two equal parts, with substantially the same terms as the Investor Preferred Stock, and (ii) $50 million of Trust Preferred Securities with a 10% coupon and convertible into our common stock. The closing agreement also amended the investment agreement to waive certain closing conditions contained therein.

The Additional Investor Preferred Stock will automatically convert into 62,500,000 shares of common stock, subject to customary anti-dilution provisions, and the Trust Preferred Securities are convertible into our common stock at the option of MatlinPatterson on April 1, 2010. The Additional Investor Preferred Stock will have terms and rights identical to the Investor Preferred Stock described in this section.

The May Investor Warrants

The investment agreement required that we obtain the waivers of our May Investors with respect to the anti-dilution provisions contained in our Purchase Agreement dated May 14, 2008. As a result, we amended the Purchase Agreement with our May Investors who continued to own the common stock sold in that offering and issued the May Warrants. If the amendments had not been obtained, we would have been required to pay the May Investors an aggregate amount of approximately $25 million pursuant to those anti-dilution provisions.

The May Warrants entitle for a period of 10 years the holders thereof to acquire 14,259,794 shares of our common stock upon exercise thereof at a price of $0.62 per share, subject to customary anti-dilution provisions.

Description of the Investor Preferred Stock and the Additional Investor Preferred Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Investor Preferred Stock and the Additional Investor Preferred Stock as contained in the Certificate of Designations that we filed with the Michigan Department of Labor and Economic Growth on January 28, 2009 (the “Investor Certificate of Designations”). This summary of the Investor Certificate of Designations does not purport to be a complete description of all of its terms. Stockholders are urged to read the Investor Certificate of Designations relating to the Investor Preferred Stock and the Additional Investor Preferred Stock in its entirety.

Authorized Shares And Liquidation Preference.  The Investor Preferred Stock and the Additional Investor Preferred Stock are designated as the “Convertible Participating Voting Preferred Stock, Series B.” The number of authorized shares of the Investor Preferred Stock and the Additional Investor Preferred Stock initially is 500,000. Shares of the Investor Preferred Stock and the Additional Investor Preferred Stock have a $0.01 par value per share and the liquidation preference of the Investor Preferred Stock and the Additional Investor Preferred Stock is $1,000 per share.

Ranking.  The Investor Preferred Stock and the Additional Investor Preferred Stock rank as to dividends, proceeds upon liquidation or dissolution, or special voting rights, junior to all other of our preferred stock (including the Treasury Preferred Stock), other than a class or series of preferred stock established after the date on which shares of the Investor Preferred Stock and the Additional Investor Preferred Stock are first issued. The Investor Preferred Stock and the Additional Investor Preferred Stock will rank junior in payment to our trust preferred securities and our Treasury Preferred Stock.

Dividends.  If the Board declares and pays a dividend in the form of cash or other assets (other than shares of common stock or rights or warrants to subscribe for common stock) in respect of any shares of common stock of ours, par value $0.01 per share, then the Board shall declare and pay to the holders of the Investor Preferred Stock and the Additional Investor Preferred Stock a dividend in an amount per share of Investor Preferred Stock and the Additional Investor Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Investor Preferred Stock and the Additional Investor Preferred Stock is then convertible and for the purpose of such calculation, shares of common stock sufficient for the full conversion of all shares of Investor Preferred Stock and the Additional Investor Preferred Stock shall be deemed to be authorized for issuance under the articles of incorporation on the Record Date.

Dividends on the Investor Preferred Stock and the Additional Investor Preferred Stock are not cumulative. Accordingly, if for any reason the Board does not declare a dividend with respect to the Investor Preferred Stock for a dividend period, that dividend will not accrue and we will have no obligation to pay a dividend for that dividend period or at any time in the future, whether or not the Board declares a dividend on the Investor Preferred Stock and the Additional Investor Preferred Stock or any other series of our capital stock for any future dividend period.

Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of ours, whether voluntary or involuntary, the holders of full and fractional shares of Investor Preferred Stock and the Additional Investor Preferred Stock will be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to Investor Preferred Stock and the Additional Investor Preferred Stock upon liquidation, to receive in full an amount per share equal to the greater of (the “liquidation preference”) (i) $0.01 plus an amount equal to any dividends that have been declared on Investor Preferred Stock and the Additional Investor Preferred Stock but not paid and (ii) the amount that a holder of one share of Investor Preferred Stock and the Additional Investor Preferred Stock would be entitled to receive if such share were converted into common stock immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend prior to such distribution or payment date, and, for the purpose of such calculation, shares of common stock sufficient for the full conversion of all shares of Investor Preferred Stock and the Additional Investor Preferred Stock shall be deemed to be authorized for issuance under the articles of incorporation on such date. If such payment has been made in full to all holders of shares of Investor Preferred Stock and the Additional Investor Preferred

Stock, the holders of shares of Investor Preferred Stock and the Additional Investor Preferred Stock will have no right or claim to any of the remaining assets of ours.

If our assets available for distribution to the holders of shares of Investor Preferred Stock and the Additional Investor Preferred Stock upon any liquidation, dissolution or winding up of ours, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5(a) of the Investor Certificate of Designations, no such distribution will be made on account of any shares of any other class or Investor Preferred Stock ranking on a parity with the shares of Investor Preferred Stock and the Additional Investor Preferred Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Investor Preferred Stock and the Additional Investor Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Redemption.  The Investor Preferred Stock and the Additional Investor Preferred Stock is not redeemable either at our option or at the option of holders of the Investor Preferred Stock and the Additional Investor Preferred Stock at any time.

Conversion Terms.

Conversion Price.  The Investor Preferred Stock and the Additional Investor Preferred Stock will be convertible, on the terms at such time as set forth below, into approximately 375,000,000 shares of our common stock, based on a conversion price of $0.80 per share of common stock (as it may be adjusted, the “conversion price”).

Mandatory Conversion.  Each share of Investor Preferred Stock and the Additional Investor Preferred Stock is mandatorily convertible into shares of our common stock based on the conversion price upon stockholder approval of Proposal 1. If we are unable to obtain stockholder approval, then holders of the Investor Preferred Stock and the Additional Investor Preferred Stock will retain their shares of Investor Preferred Stock and the Additional Investor Preferred Stock, respectively, until stockholder approval of Proposal 1 has been obtained, at which point conversion shall be immediate and mandatory.

Fractional Shares.  No fractional shares of common stock will be issued upon conversion. In lieu of any fractional share of common stock, we will pay an amount in cash in lieu of fractional shares based on the closing price of our common stock determined as of the second trading day immediately preceding the date of the mandatory conversion.

Preemptive Rights.  Holders of the Investor Preferred Stock and the Additional Investor Preferred Stock have no preemptive rights.

Anti-Dilution Adjustments.  The conversion price is subject to customary anti-dilution provisions for (i) stock dividends and distributions; (ii) subdivisions, splits and combinations of our common stock; (iii) issuance of stock purchase rights; (iv) self tender offers and exchange offers; and (v) the existence of rights plans in effect on the mandatory conversion date.

Reorganization Events.  In the event of:

•	any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of us, in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person; or

•	any reclassification of our common stock into securities other than the common stock,

each of which is referred to as a “reorganization event,” each share of the Investor Preferred Stock and the Additional Investor Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of holders, become convertible, on an as converted basis, into the kinds of securities, cash, and other property receivable in such reorganization event by a holder of shares of common that was not a counterparty to such reorganization event or an affiliate of such party. In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Investor Preferred Stock and the Additional Investor Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election.

Voting Rights.  The holders of the Investor Preferred Stock and the Additional Investor Preferred Stock vote together with the holders of our common stock on all matters upon which the holders of common stock are entitled to vote. Each share of Investor Preferred Stock and the Additional Investor Preferred Stock will be entitled to such number of votes as the number of shares of common stock into which such share of Investor Preferred Stock and the Additional Investor Preferred Stock are convertible at the time of the record date for any such vote, and for the purpose of such calculation, shares of common stock sufficient for the full conversion of all shares of the Investor Preferred Stock and the Additional Investor Preferred Stock shall be deemed to be authorized for issuance on such date and shall be included in such calculation.

If approval or other action of stockholders voting as a separate class is required by Michigan law or our articles of incorporation, each share of Investor Preferred Stock and the Additional Investor Preferred Stock shall be entitled to one vote. The affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is otherwise required.

So long as any shares of Investor Preferred Stock and the Additional Investor Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Investor Preferred Stock and the Additional Investor Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Michigan law:

•	any amendment, alteration or repeal of any provision of the articles of incorporation, the Investor Certificate of Designations, or our bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Investor Preferred Stock and the Additional Investor Preferred Stock so as to affect them adversely; or

•	the consummation of certain binding share exchanges or reclassifications involving our common stock or a merger or consolidation of us with another entity, as further described in the Investor Certificate of Designations.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Investor Preferred Stock and the Additional Investor Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Description of the Trust Preferred Securities

Pursuant to the terms and conditions in the closing agreement, we will issue $50 million of Trust Preferred Securities to MatlinPatterson. The Trust Preferred Securities will have the following rights and preferences:

Liquidation Preference.  The Trust Preferred Securities have an aggregate liquidation preference of $50 million (the “Additional Liquidation Preference”).

Ranking.  The Trust Preferred Securities rank as to dividends, proceeds upon liquidation or dissolution or special voting rights, junior to our Treasury Preferred Stock, Investor Preferred Stock and Additional Investor Preferred Stock, other than a class or series of preferred stock established after the Closing Date, and senior to our common stock.

Dividends.  The Trust Preferred Securities will be entitled to receive dividends in the amount of 10% of the aggregate liquidation preference. Dividend payment dates have not yet been determined.

Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of ours, whether voluntary or involuntary, the holders of full and fractional shares of Trust Preferred Securities will be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to Trust Preferred Securities upon liquidation, to receive in full an amount per share equal to the Additional Liquidation Preference.

If our assets available for distribution to the holders of shares of Trust Preferred Securities upon any liquidation, dissolution or winding up of ours, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, no such distribution will be made on account of any shares of any other class or Trust Preferred Securities ranking on a parity with the shares of Trust Preferred Securities upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Trust Preferred Securities, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Redemption.  The Trust Preferred Securities will be redeemable, at our option, at any time and from time to time after January 30, 2011 at a redemption price equal to the Additional Liquidation Preference being redeemed plus accrued and unpaid dividends to the date set for redemption.

Conversion Terms.  The Trust Preferred Securities are convertible at the option of the holder, in whole or in part, into shares of our common stock on April 1, 2010 at a conversion price per share equal to 90% of the volume-weighted average price per share of our common stock during the period from February 1, 2009 to April 1, 2010, subject to a minimum per share conversion price of $0.80 and a maximum of $2.00. The conversion right will terminate if not exercised on April 1, 2010.

Voting Rights.  The holders of the Trust Preferred Securities will have no voting rights prior to conversion, except with respect to the amendment of the trust agreement or guarantee applicable thereto.

CONSEQUENCES IF PROPOSALS ARE APPROVED

The Investor Proposals

Rights of Institutional Investor.  If stockholder approval is received for Proposal 1, the rights and privileges associated with the common stock issued upon conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock, will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights. However, MatlinPatterson will be entitled to the registration rights and anti-dilution protections discussed in “DESCRIPTION OF THE INVESTMENT AGREEMENT” above.

Dilution.  If stockholder approval is received for Proposal 1, we will issue pursuant to the automatic conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock, when issued, approximately 375,000,000 shares of common stock (in addition to the 6,650,000 shares of common stock previously issued at the Closing to the Individual Investors). As a result, our existing stockholders will own a smaller percentage of our outstanding common stock.

Elimination of Liquidation Rights of Holders of Investor Preferred Stock and Additional Investor Preferred Stock. If stockholder approval is received for Proposal 1, all shares of Investor Preferred Stock and Additional Investor Preferred Stock will be cancelled. As a result, approval of Proposal 1 will result in the elimination of the liquidation preference existing in favor of the Investor Preferred Stock and Additional Investor Preferred Stock. The Board believes that the elimination of the liquidation preference existing in favor of the Investor Preferred Stock would be in our best interests and the best interests of our stockholders.

Proposals 4 and 5

If stockholder approval is received for Proposals 4 and 5, as well as approved of Proposal 1, the holders of the Treasury Warrants and the May Investor Warrant will be entitled to exercise their respective warrants in full. This would result, if exercised in full, in the issuance of 64,513,790 shares and 14,259,794 shares of our common stock to the holders of the Treasury Warrant and the May Investor Warrants, respectively, based on the respective current exercise ratios. As a result, our existing stockholders could incur substantial dilution to their voting interests and could own a smaller percentage of our outstanding common stock.

Proposals 6 and 7

If Proposal 6 is approved, our directors will be elected in the future by a majority vote in non-contested elections. If Proposal 7 is approved, a majority of our directors will be entitled to adopt, repeal, alter, amend and rescind our bylaws.

CONSEQUENCES IF PROPOSALS ARE NOT APPROVED

The Investor Proposals

Stockholders’ Meeting.  If stockholder approval is not received on Proposal 1, the Investor Preferred Stock and the Additional Investor Preferred Stock will remain outstanding in accordance with their terms and we have agreed, in accordance with the terms of the investment agreement, to seek stockholder approvals at a meeting of our stockholders no less than once in each subsequent six-month period beginning March 1, 2009 until all approvals are obtained or made.

Liquidation Preference.  For as long as the Investor Preferred Stock and the Additional Investor Preferred Stock remain outstanding, they will retain a senior liquidation preference over shares of our common stock in connection with any liquidation of it and, accordingly, no payments will be made to holders of our common stock upon any liquidation of us unless the full liquidation preference on the Investor Preferred Stock, the Additional Investor Common Stock and the Trust Preferred Securities is made. After payment of the full liquidation preference on the Investor Preferred Stock and the Additional Investor Preferred Stock, holders of Investor Preferred Stock and the Trust Preferred Securities will be entitled to participate in any further distribution of our remaining assets based on their as-converted ownership percentage of the our common stock.

Treasury Warrant.  If stockholder approval of Proposal 1 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced by $0.09 per share. The exercise price will be further reduced by $0.09 per share on each six-month anniversary thereafter if stockholder approval has not been obtained, up to a maximum reduction of $0.28 per share.

Proposals 4 and 5

If stockholder approval is not received on Proposal 4 or Proposal 5, the Treasury Warrants and the May Investor Warrants, as the case may be, will remain outstanding but unexercisable. However, we are required to continue to seek stockholder approvals at future meetings of our stockholders for these proposals. If stockholder approval of Proposal 4 is not received by July 30, 2009, the exercise price will be reduced in the manner discussed above. Moreover, if stockholder approval is not received by July 30, 2010 until such time as the stockholder approval is received Treasury may cause us to exchange all or a portion of the Treasury Warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion.

Proposals 6 and 7

If Proposal 6 is not approved by stockholders, our directors will continue to be elected in the future by a plurality of votes cast at the meetings called for their election and if Proposal 7 is not approved, we will continue to require a two-thirds vote of our directors to approve changes to our bylaws.

USE OF PROCEEDS

We received aggregate consideration of $523 million in the TARP transaction and the equity investment transaction and an additional $100 million pursuant to the closing agreement. Of the initial aggregate consideration of $523 million, we contributed $475 million of the proceeds to the Bank, our principal bank subsidiary, as additional capital. Of the additional aggregate consideration of $100 million, we expect to contribute at least $91 million of the proceeds to the Bank as additional capital. We have retained the remaining net proceeds, which we intend to use, on a consolidated basis, to enhance the capital ratios of the Bank, as well as for general corporate purposes.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of the Treasury Securities issued to the Treasury pursuant to the TARP transaction, the Investor Securities issued to the Investors pursuant to the equity investment transaction and the Additional Investor Securities issued or to be issued pursuant to the closing agreement. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposals. The key assumptions in the following financial information include the following:

•	The issuance of the Treasury Securities for $266.6 million.

•	The issuance of the Investor Securities for $255.2 million.

•	The issuance of the Additional Investor Securities for $100 million.

The pro forma financial information may change materially based upon the timing and utilization of the proceeds, as well as other factors including any subsequent changes in the market price of our common stock.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q, for the period ended September 30, 2008, incorporated by reference into this proxy statement.

FLAGSTAR BANCORP, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except for share data)
(unaudited)

	Historical	Pro Forma	Pro Forma(1)
	30-Sep-08	Adjustments	30-Sep-08

Assets
Cash and cash equivalents	$347,935		$347,935
Securities classified as trading	23,074		23,074
Securities classified as available for sale(1)(2)(3)	1,041,446	$600,077	1,389,331
Other investments	31,826		31,826
Loans available for sale	1,961,352		1,961,352
Loans held for investment, net	8,910,884		8,910,884
Other assets	1,842,852		1,842,852

Total assets	$14,159,369	$600,077	$14,759,446

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$7,420,804		$7,420,804
Federal Home Loan Bank advances	5,438,000		5,438,000
Other borrowed funds(4)	356,660	$50,000	406,660
Other liabilities(5)	267,434	25,000	292,434

Total liabilities	13,482,898	75,000	13,557,898
Stockholders’ Equity
Preferred stock $0.01 par value, 25,000,000 shares authorized; no shares outstanding; $1,000 liquidation value(1)	—	266,657	266,657
Preferred stock $0.01 par value, 25,000,000 shares authorized; no shares outstanding(2)		4	4
Common stock $0.01 par value, 150,000,000 shares authorized; 83,626,726 shares issued and outstanding at September 30, 2008(1)	836	7	843
Common stock warrants(6)		31,612	31,612
Discount on preferred stock(7)		(31,612)	(31,612)
Additional paid in capital	118,664	283,409	402,073
Accumulated other comprehensive loss	(95,668)		(95,668)
Retained earnings(5)	652,639	(25,000)	627,639

Total stockholders’ equity	676,471	525,077	1,201,548

Total liabilities and stockholders’ equity	$14,159,369	$600,077	$14,759,446

(1)	Reflects the issuance of $266,657,000 of Fixed-Rate Cumulative Perpetual Preferred Stock, Series C to the Treasury as part of TARP Capital Purchase Program. Proceeds are assumed to be initially invested in residential mortgage backed securities.

(2)	Reflects the issuance of $300,000,000 in Convertible Participating Voting Preferred Stock, Series B, net of transaction expenses of $21,900,000 to MatlinPatterson, which will convert to common stock once stockholder approval is given. Proceeds as assumed to be initially invested in cash and Fed Funds.

(3)	Reflects the issuance of the $5,320,000 of common stock to the Individual Investors. Proceeds as assumed to be initially invested in cash and Fed Funds.

(4)	Reflects the issuance of $50,000,000 shares of trust preferred securities to MatlinPatterson, with an aggregate liquidation preference of $50,000,000 and a dividend rate of 10%, convertible, in whole or in part , into common stock.

(5)	The carrying value of the common stock warrants issued to May Investors was determined by the amended Purchase Agreement with the May Investors and is an aggregate amount of approximately $25 million pursuant to the anti-dilutions originally contained therein.

(6)	The carrying value of the common stock warrants is determined based on the relative fair value at issue date. The fair value of the common stock warrants was estimated to be $0.49 per share and determined using the Black-Scholes model with the following assumptions: no dividend yield; risk-free rate, 1.00%; expected life 3.25 years; and volatility 138.8%.

(7)	The discount on the Fixed-Rate Cumulative Perpetual Preferred Stock, Series C is amortized over its estimated life of ten years using the effective yield method.

FLAGSTAR BANCORP, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Historical		Pro Forma(1)
	Nine Months		Nine Months
	Ended	Pro Forma	Ended
	30-Sep-08	Adjustments	30-Sep-08

Total Interest Income(1)	$599,954	$23,403	$623,357
Total Interest Expense(2)	423,916	3,750	427,666

Net interest income	176,038	19,653	195,691
Provision for loan losses	167,708		167,708

Net interest income (loss) after provision for loan losses	8,330	19,653	27,983
Total Non-Interest Income	206,340		206,340
Non-Interest Expense(3)	302,068		302,068

Loss before federal income taxes	(87,398)	19,653	(67,745)
Benefit for federal income taxes(1)	(30,454)	6,879	(23,575)

Net (Loss) Earnings	$(56,944)	$12,774	(44,170)

Effective dividend on preferred stock(4)(5)			12,371

Net loss available to common stockholders			$(56,541)

Loss per share Basic	$(0.83)	$0.03	$(0.12)
Diluted	$(0.83)	$0.03	$(0.12)
Weighted Average Shares Outstanding Basic	83,627	381,650	465,277
Diluted	83,627	381,650	465,277

(1)	The funds received from the investment transaction are assumed to be initially invested in residential mortgage backed securities guaranteed by an agency of the U.S. Government at a rate 5.20%. An incremental tax rate of 35% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(2)	Consists of dividends of $3,750,000 on trust preferred stock at 10% annual rate

(3)	The carrying value of the common stock warrants issued to May Investors was determined by the amended Purchase Agreement with the May Investors and is an aggregate amount of approximately $25 million pursuant to the anti-dilutions originally contained therein.

(4)	Consists of dividends of $10,000,000 on preferred stock at 5% annual rate

(5)	Includes the accretion on preferred stock over a ten year amortization period. The discount is based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a ten year term, which is the expected life of the preferred stock upon issuance.

FLAGSTAR BANCORP, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Historical		Pro Forma(1)
	Twelve Months		Twelve Months
	Ended	Pro Forma	Ended
	31-Dec-07	Adjustments	31-Dec-07

Total Interest Income(1)	$905,509	$32,044	$937,553
Total Interest Expense(2)	695,631	5,000	700,631

Net interest income	209,878	27,044	236,922
Provision for loan losses	88,297		88,297

Net interest income after provision for loan losses	121,581	27,044	148,625
Total Non-Interest Income	117,115		117,115
Total Non-Interest Expense(3)	297,510	25,000	322,510

(Loss) Earnings before federal income taxes	(58,814)	2,044	(56,770)
(Benefit) Provision for federal income taxes(1)	(19,589)	715	(18,874)

Net (Loss) Earnings	$(39,225)	$1,329	(37,896)

Effective dividend on preferred stock(4)(5)			(16,494)

Net loss available to common stockholders			$(21,402)

(Loss) Earnings per share Basic	$(0.64)	$0.00	$(0.05)
Diluted	$(0.64)	$0.00	$(0.05)
Weighted Average Shares Outstanding Basic	83,627	381,650	465,277
Diluted	83,627	381,650	465,277

(1)	The funds received from the investment transaction are assumed to be initially invested in residential mortgage backed securities guaranteed by an agency of the U.S. Government at a rate 5.34%. An incremental tax rate of 35% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(2)	Consists of dividends of $3,750,000 on trust preferred stock at 10% annual rate

(3)	The carrying value of the common stock warrants issued to May Investors was determined by the amended Purchase Agreement with the May Investors and is an aggregate amount of approximately $25 million pursuant to the anti-dilutions originally contained therein.

(4)	Consists of dividends of $13,333,000 on preferred stock at 5% annual rate

(5)	Includes the accretion on preferred stock over a ten year amortization period. The discount is based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a ten year term, which is the expected life of the preferred stock upon issuance.

FLAGSTAR BANCORP, INC.

PRO FORMA CONSOLIDATED REGULATORY RATIOS
(Unaudited)

		Pro Forma as of
		Nine Months Ended
	Nine Months Ended	September 30, 2008
	September 30, 2008	Assuming Investment
	Actual	of $525 million

Flagstar Bank, fsb
Tier 1 Leverage Ratio	6.29%	9.59%
Tier I Risk Based Ratio	9.85%	15.55%
Total Risk Based Ratio	11.10%	16.79%

PROPOSAL 1 —

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES
OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK FROM 150,000,000 SHARES TO 750,000,000 SHARES, AS THE NUMBER OF COMMON STOCK CURRENTLY AUTHORIZED IS INSUFFICIENT TO PROVIDE FOR THE CONVERSION OF THE MAY INVESTOR WARRANTS, THE TREASURY WARRANTS, THE INVESTOR SECURITIES AND THE ADDITIONAL INVESTOR SECURITIES

Our Board has adopted a resolution approving an amendment to our articles of incorporation to increase the number of our authorized shares of common stock, $.01 par value per share, from 150,000,000 to 750,000,000 shares (and correspondingly, increase the total number of authorized shares of all classes of capital stock from 175,000,000 to 775,000,000 shares, which includes 25,000,000 authorized shares of serial preferred stock). The Board determined that this amendment to the articles of incorporation is in our best interests and our stockholders and further directed that the proposed action be submitted for consideration by our stockholders at the Special Meeting.

Approval of this Proposal 1 is a condition to the mandatory conversion of our Investor Preferred Stock and Additional Investor Preferred Stock into common stock. Currently, we do not have a sufficient number of authorized shares of common stock to effect the conversion of all Investor Preferred Stock and Additional Investor Securities as contemplated by the investment agreement and the closing agreement or to effect the conversion of the Treasury Warrants into common stock in the event that the Treasury exercises its rights in this regard. As of the Record Date, we had [          ] shares of common stock outstanding, with an additional [          ] shares of common stock reserved for issuance. Upon approval of Proposal 1 by our stockholders, the Investor Preferred Stock and Additional Investor Preferred Stock, when issued, will be automatically convertible into 375,000,000 shares of common stock at a conversion price of $0.80 per share of common stock, subject to customary anti-dilution adjustment. The primary purpose of Proposal 1 is, therefore, to enable us to issue the share of common stock issuable upon conversion of the Investor Preferred Stock, Additional Investor Securities and, if so required, the Treasury Warrants as well as for any other matters discussed in this proxy statement. If Proposal 1 is not approved, the Investor Preferred Stock and the Additional Investor Preferred Stock will remain outstanding and continue to rank senior to our common stock.

If the stockholders approve the amendment, we will amend Article III of our articles of incorporation to increase the number of authorized shares of all classes of stock and of common stock as described above. If this proposal is adopted by our stockholders, the first sentence of Article III of our articles of incorporation will be amended as follows (deletions are indicated by strikeout and additions are indicated by underline):

“The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is ~~175,000,000~~ 775,000,000, of which ~~150,000,000~~ 750,000,000 are to be shares of common stock, $.01 par value per share, and of which 25,000,000 are to be shares of serial preferred stock, $.01 par value per share.”

If adopted by the stockholders, the increase will become effective upon the filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Special Meeting if the stockholders approve this proposal.

Pursuant to the terms of the investment agreement, MatlinPatterson has agreed to vote its shares of voting stock, if any, in favor of this Proposal 1.

If Proposal 1 is approved and the Investor Preferred Stock and the Additional Investor Preferred Stock are converted into common stock, there will be immediate and substantial dilution to the existing holders of common stock as a result of the mandatory conversion. Upon conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock as described above, MatlinPatterson will own approximately 70% of our outstanding common stock on a fully-diluted basis.

The additional authorized shares of common stock not used for conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock or reserved for issuance upon exercise of the May Investor Warrant or the Treasury Warrants or conversion of the Trust Preferred Securities will be available for general purposes, including capital raising transactions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any common stock except as described in this proxy statement and items for which we had previously reserved shares for issuance.

The increase in the authorized number of shares of common stock not used for the conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock or reserved for issuance upon the exercise of warrants could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some stockholders.

The proposal to amend Article III of the articles of incorporation to increase the number of authorized shares of common stock will be approved if greater than a majority of shares of voting stock and common stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the investment agreement, MatlinPatterson has agreed to vote its shares in favor of this Proposal 1.

If Proposal 1 is not approved by the stockholders at the Special Meeting, we have agreed to include such proposal (and our Board has agreed to recommend approval of such proposal) at a meeting of our stockholders no less than once in each six-month period beginning on March 1, 2009 until such approvals are obtained.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 1 TO AMEND ARTICLE III OF OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 SHARES TO 750,000,000 SHARES.

PROPOSAL 2 —

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF
INCORPORATION TO DELETE REFERENCES TO ARTICLE 7B OF THE MICHIGAN BUSINESS CORPORATION ACT

Article XV of our articles of incorporation currently provides that we shall be governed by the provisions of Chapter 7B of the Michigan Business Corporation Act (the “MBCA”), which governs “control share acquisitions.”

The investment agreement requires that we seek the approval of our stockholders to amend our articles of incorporation to opt out of the provisions of Chapter 7B of the MBCA. However, since the date of the investment agreement, the Michigan legislature, effective January 6, 2009, rescinded Chapter 7B in its entirety. Therefore, Article XV of our articles of incorporation is superfluous and of no effect. Accordingly, our Board has adopted a resolution approving an amendment to our articles of incorporation to delete Article XV in its entirety but reserve for its use in the future. The full text of Article XV of the articles of incorporation as it is proposed to be amended is set forth below and is marked to show changes from the current version of Article XV, with deletions indicated by strikeout and additions indicated as underline.

“ARTICLE XV

[RESERVED]

~~APPLICABILITY OF CHAPTER 7B OF THE~~
~~MICHIGAN BUSINESS CORPORATION ACT~~

~~The Corporation shall be governed by the provisions of Chapter 7B of the Michigan Business Corporation Act, MCL 450.1790 et seq. If the Michigan Business Corporation Act is amended following the date of filing of the Restated Articles of Incorporation of the Corporation to repeal Chapter 7B, the Corporation shall be governed following the date of such repeal by the provisions of Chapter 7B as in effect on the date of filing of the Restated Articles of Incorporation. The Corporation shall have the authority, to the extent and under the conditions provided in Section 799(1) and (2) of the Michigan Business Corporation Act to redeem “control shares” acquired in a “control share acquisition”, as such terms are defined in Chapter 7B.~~”

The Board determined that this amendment to Article XV of the articles of incorporation is in our best interests and our stockholders and further directed that the proposed action be submitted for consideration by our stockholders at the Special Meeting. If adopted by the stockholders, the proposed amendment to Article XV will become effective upon the filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Special Meeting if the stockholders approve this proposal.

The proposal to delete Article XV of the articles of incorporation and to reserve its use for the future will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the terms of the investment agreement, MatlinPatterson has agreed to vote its shares in favor of this Proposal 2.

If Proposal 2 is not approved by the stockholders at the Special Meeting, we have agreed to include such proposal (and our Board has agreed to recommend approval of such proposal) at a meeting of our stockholders no less than once in each six-month period beginning on March 1, 2009 until such approval is obtained.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO AMEND ARTICLE XV OF OUR ARTICLES OF INCORPORATION TO DELETE REFERENCES TO CHAPTER 7B OF THE MBCA.

PROPOSAL 3 —

APPROVAL OF AMENDMENT TO ARTICLE IX OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD

Article IX of our articles of incorporation currently provides that the Board shall be divided into two classes, designated as Class I and Class II. Article IX requires that the two classes shall be as nearly equal in number as the then total number of directors constituting the entire Board shall permit, with the terms of office of all members of one class expiring each year.

Section 4.1 of the investment agreement with MatlinPatterson requires that we cause to be elected and appointed to the Board, subject to certain requirements, such number of persons nominated by MatlinPatterson as will represent its pro rata share of the total number of members of the Board. For purposes of this requirement, “pro rata share” means a fraction, the numerator of which is all shares of our common stock beneficially owned by MatlinPatterson (assuming full conversion of the Investor Preferred Stock) and the denominator of which is the total number of issued shares of our common stock (other than treasury shares) plus the number of shares of common stock into which the Investor Preferred Stock and the Additional Investor Preferred Stock may be converted. Upon conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock as contemplated by the investment agreement, MatlinPatterson will own approximately 70% our outstanding common stock on a fully-diluted basis. Section 4.1 of the investment agreement also requires that we take all steps necessary (including any required submission to our stockholders for approval) to amend our articles of incorporation to effectuate the purpose and intent of the requirements of Section 4.1, including removal of the provision in our articles of incorporation regarding the classification of our Board.

In order to comply with the requirements of Section 4.1 of the investment agreement, the Board has adopted a resolution approving an amendment to Article IX or our articles of incorporation to remove the provision establishing a classified Board. The full text of Article IX of the articles of incorporation as it is proposed to be amended is set forth as Annex A to this proxy statement and is marked to show changes from the current version of Article IX, with deletions indicated by strikeout and additions indicated by underline.

The Board determined that this amendment to Article IX of the articles of incorporation is in our best interests and that of our stockholders and further directed that the proposed action be submitted for consideration by our stockholders at the Special Meeting. If adopted by the stockholders, the amendments to Article IX will become effective upon the filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Special Meeting if the stockholders approve this proposal.

The proposal to amend Article IX of the articles of incorporation to eliminate the classified Board will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the terms of the investment agreement, MatlinPatterson has agreed to vote its shares in favor of this Proposal 3.

If Proposal 3 is not approved by the stockholders at the Special Meeting, we have agreed to include such proposal (and our Board has agreed to recommend approval of such proposal) at a meeting of our stockholders no less than once in each six-month period beginning on March 1, 2009 until such approvals are obtained.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3 TO AMEND ARTICLE IX OF OUR ARTICLES OF INCORPORATION ELIMINATE THE CLASSIFIED BOARD.

PROPOSAL 4 —

APPROVAL OF THE ISSUANCE OF COMMON STOCK ISSUABLE UPON EXERCISE
OF THE TREASURY WARRANT

General

On January 6, 2009, the Board unanimously adopted a resolution declaring it advisable and in both our best interests and those of our stockholders to approve the issuance of our common stock upon exercise of the Treasury Warrant in the sole discretion of the holders thereof. The Board further directed that the proposed action be submitted for consideration to our stockholders at the Special Meeting.

Purpose of the Proposal

Because our common stock is listed on the NYSE, we are subject to the NYSE rules and regulations. Section 312.03 of the NYSE Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the common stock has, or will have upon issuance, voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common stock, or if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Our proposed issuance of common stock to the Treasury upon exercise of the Treasury Warrant falls under this rule because the common stock issuable upon conversion of the Treasury Warrant, will exceed 20% of the voting power and number of shares of common stock outstanding before TARP transaction and the equity investment transaction, and none of the exceptions to this NYSE rule was applicable to this transaction.

The purpose of Proposal 4 is to satisfy, in connection with our equity investment transaction, our obligations under the investment agreement, as described above under “BACKGROUND TO CERTAIN OF THE PROPOSALS,” and to allow the exercise of the Treasury Warrant in accordance with the NYSE rules described above.

Required Vote

Assuming the existence of a quorum, this proposal will be approved if a majority of shares of voting stock outstanding as of the Record Date are cast for it.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE TREASURY WARRANT.

PROPOSAL 5 —

APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE WARRANTS ISSUED IN CONNECTION WITH AMENDMENTS TO THE PURCHASE AGREEMENT
DATED MAY 14, 2008

General

On December 16, 2008, the Board unanimously adopted a resolution declaring it advisable and in our best interests and our stockholders to approve the issuance of our common stock upon exercise of the May Investor Warrants in the sole discretion of the holders thereof. The Board further directed that the proposed action be submitted for consideration to our stockholders at the Special Meeting.

Purpose of the Proposal

Because our common stock is listed on the NYSE, we are subject to the NYSE rules and regulations. Section 312.03 of the NYSE Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the common stock has, or will have upon issuance, voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common stock, or if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Our proposed issuance of common stock to the May Investors upon exercise of the May Investor Warrants falls under this rule because the common stock issuable upon conversion of the May Investor Warrants combined with the common stock issued to the May Investors in our May 2008 private placement, will exceed

20% of the voting power and number of shares of common stock outstanding before TARP transaction and the equity investment transaction, and none of the exceptions to this NYSE rule was applicable to these transactions.

The purpose of Proposal 5 is to satisfy, in connection with our equity investment transaction, our obligations under the investment agreement, as described above under “BACKGROUND TO CERTAIN OF THE PROPOSALS,” and to allow the exercise of the May Investor Warrants in accordance with the NYSE rules described above.

Required Vote

Assuming the existence of a quorum, this proposal will be approved if a majority of shares of voting stock outstanding as of the Record Date are cast for it.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE MAY INVESTOR WARRANTS.

PROPOSAL 6 —

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF
INCORPORATION TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS
IN NON-CONTESTED ELECTIONS

On January 6, 2009, the Board unanimously adopted a resolution declaring it advisable and in our best interests and our stockholders to approve an amendment to our articles of incorporation to require a majority vote for the election of directors in non-contested elections. The Board further directed that the proposed action be submitted for consideration to our stockholders at the Special Meeting.

Background

We are a Michigan corporation. Michigan business corporation law provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast. Our articles of incorporation do not specify the voting standard required in director elections, so our directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of “for” votes cast is elected, whether or not such votes constitute a majority of all votes cast, including “withheld” votes.

In 2006, we adopted as Flagstar’s policy a form of majority voting for non-contested director elections, implementing this policy through an amendment to our corporate governance guidelines. Under this policy, directors continue to be elected by a plurality vote, but our corporate governance guidelines require that a director nominee who receives a greater number of “withheld” votes than “for” votes must immediately tender his or her resignation from the Board. The Board then would decide, based on the relevant facts and circumstances, whether to accept the resignation. The director tendering his or her resignation under this provision would not be permitted to participate in the Board’s decision. The Board’s explanation of its decision is required to be promptly disclosed in a Form 8-K Report filed with the Securities and Exchange Commission.

Majority Vote Amendment to our Articles of Incorporation

To further strengthen this majority voting approach and to provide our stockholders a more meaningful role in the election of our directors, the Board has authorized, and recommends that stockholders approve, an amendment to our articles of incorporation that would require that director nominees in a non-contested election must be elected by stockholders by a majority vote, which will further enhance the accountability of each director to our stockholders. Under this provision, each vote is specifically counted “for” or “against” the director’s election. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election of each director. Stockholders will also be entitled to abstain with respect to the election of a director. In accordance with Michigan law, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

If this proposed amendment is approved, a new paragraph will be added as Article VI of our articles of incorporation that is set forth in Annex B hereto.

This proposal to amend our articles of incorporation to provide for majority voting will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. If approved by stockholders, this amendment will become effective upon the filing with the Michigan Department of Labor which will occur promptly after the Special Meeting.

Upon approval of this proposal and the filing of the certificate of amendment, the Board will amend our by-laws to incorporate the director resignation policy currently contained in our corporate governance guidelines and conform this director resignation policy to the majority vote standard so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her reelection would be required to tender his or her resignation to the Board. Under Michigan law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent stockholder vote or his or her earlier resignation or removal by a stockholder vote. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing majority vote policy.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 6 TO AMEND ARTICLE VI OF OUR ARTICLES OF INCORPORATION TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS.

PROPOSAL 7 —

APPROVAL OF AMENDMENT TO ARTICLE XVI OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION TO REDUCE, TO A MAJORITY OF OUR BOARD OF DIRECTORS, THE VOTE REQUIRED BY DIRECTORS TO ADOPT, REPEAL, ALTER, AMEND AND RESCIND OUR BYLAWS

Article XVI of our articles of incorporation currently provides, among other things, that our bylaws can be adopted, repealed, altered, amended and revised by a vote of two-thirds of the members of the Board. On January 29, 2009, the Board unanimously adopted a resolution declaring it advisable and in our best interests and our stockholders to approve an amendment to our articles of incorporation to require a vote of only a majority of the members of the Board to adopt, repeal, alter, amend and revise our bylaws. The Board further directed that this proposed action be submitted for consideration to our stockholders at a special meeting called for that purpose.

If the stockholders approve and adopt this amendment, we will amend Article XVI of our articles of incorporation as follows (deletions are indicated by strikeout and additions are indicated by underline):

ARTICLE XVI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of a majority ~~two thirds~~ of the board of directors. The bylaws also may be adopted, repealed, altered, amended or rescinded by the shareholders of the Corporation by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the

Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

If adopted by the stockholders, this amendment will become effective upon filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Special Meeting if the stockholders approve this proposal.

The purpose of Proposal 7 is to provide greater flexibility to our Board in adopting, repealing, altering, amending and rescinding the provisions of our bylaws where they consider it advantageous or necessary to do so. Approval of this proposal will not alter the requirement that any change to the bylaws not be inconsistent with the provision of our articles of incorporation and applicable law.

The proposal to amend Article XVI of the articles of incorporation to change the vote required by directors to adopt, repeal, alter, amend and rescind our bylaws will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum.

If Proposal 7 is not approved by the stockholders at the Special Meeting, the Board may continue to adopt, repeal, alter, amend and rescind our bylaws by a two-thirds vote. MatlinPatterson has indicated that it intends to vote in favor of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO ARTICLE XVI OF OUR ARTICLES OF INCORPORATION TO REDUCE, TO A MAJORITY OF OUR BOARD OF DIRECTORS, THE VOTE REQUIRED BY DIRECTORS TO ADOPT, REPEAL, ALTER, AMEND AND RESCIND OUR BYLAWS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups beneficially owning more than 5% of our voting stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to our voting stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5% of our voting stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our voting stock at the Record Date. This table is based on information supplied to us by persons named therein and from Schedule 13Gs and Schedule 13Ds filed with the SEC.

Voting
	Common Stock			Preferred Stock
			Percent of		Percent
Name and Address of Beneficial Owner	Shares		Class(a)	Shares	of Class

Thomas J. Hammond(b)	[13,371,585]	(c)(d)	[14.8] %
Mark T. Hammond(b)	[9,532,560]	(c)(e)	[10.4]
c/o Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.	7,000,102	(f)	[7.7]
717 Fifth Avenue, 36th Floor
New York, New York 10019
Wellington Management Company, LLP	7,412,696	(g)	[8.2]

Voting
	Common Stock		Preferred Stock
		Percent of			Percent
Name and Address of Beneficial Owner	Shares	Class(a)	Shares		of Class

75 State Street
Boston, MA 02109
MP Thrift Investments L.P.		—
MPGOP III Thrift AV-I L.P.		—
MPGOP (Cayman) III Thrift AV-I L.P.		—
MP (Thrift) Global Partners III LLC		—
MP (Thrift) Asset Management LLC		—
MP (Thrift) LLC		—
David J. Matlin		—
Mark R. Patterson		—
MatlinPatterson Global Advisers LLC	(h)	—	250,000	(j)	100%
c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, New York 10022

(a)	The percentage owned is calculated for each stockholder by dividing (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(b)	Mr. Mark Hammond is the adult child of Mr. Thomas Hammond.

(c)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(d)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, [95,825] shares held indirectly in the Flagstar Bank 401(k) Plan, 23,178 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 100,452 shares of Common Stock.

(e)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, [108,884] shares held indirectly in the Flagstar Bank 401(k) plan, 38,629 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 984,595 shares of Common Stock.

(f)	Based solely on a Schedule 13G filed with the SEC on August 20, 2008. Elliott Associates, L.P. beneficially owns and has sole power to vote and dispose of 2,799,947 shares of common stock. Elliott International, L.P. and Elliott International Capital Advisors Inc. beneficially own and share the power to vote and dispose of 4,200,155 shares of common stock.

(g)	Based solely on a Schedule 13G filed with the SEC on January 31, 2009. Wellington Management Company, LLC has shared voting power over 10,822,324 shares of common stock and shared dispositive power over 11,668,440 shares of common stock. The number set forth in the table above does not include 4,255,744 shares of common stock underlying warrants that are not exercisable without stockholder approval. The Schedule 13G also indicates that Bay Pond Partners, L.P. may be deemed to have beneficial ownership of greater than 5% of the outstanding common stock.

(h)	These persons beneficially own, and are the record holder of 250,000 shares of Investor Preferred Stock over which they have shared voting power. The Investor Preferred Stock represents approximately 77% of the total voting power of our voting stock and votes on an as-converted basis with our common stock (assuming that a sufficient number of shares of common stock were authorized for issuance). The Investor

Preferred Stock is automatically convertible into common stock upon receipt of stockholder approval for Proposal 1. The as-converted number for the Investor Preferred Stock is 312,500,000 shares of common stock, or approximately 77% of our outstanding common stock.

SECURITY OWNERSHIP OF MANAGEMENT

This table and the accompanying footnotes provide a summary of the beneficial ownership of our equity securities as of the Record Date by all of our directors and executive officers as a group. A total of [          ] shares of common stock were issued and outstanding as of the Record Date and a total of 250,000 shares of Investor Preferred Stock were issued and outstanding as of the Record Date.

					Investor
	Common Stock				Preferred Stock
			Percent			Percent
Name of Beneficial Owner	Shares(a)(b)		of Class		Shares(a)	of Class

Thomas J. Hammond	[13,371,585]	(c)	[14.8]	%
Mark T. Hammond	[9,532,560]	(d)	[10.4]
James D. Coleman	471,665	(e)		*
Michael Lucci, Sr.	27,500	(f)		*
Robert Dewitt	23,874	(g)		*
B. Brian Tauber	153,500	(h)		*
Jay J. Hansen	90,225	(i)		*
William F. Pickard	31,250			*
David J. Matlin	0	(j)		*	250,000	100%
Mark R. Patterson	0	(j)		*	250,000	100%
Gregory Eng	0	(j)		*
Paul D. Borja	179,753	(k)		*
Kirstin A. Hammond	[272,468]	(l)
Robert O. Rondeau	[388,389]	(m)
All directors and executive officers as a group(15)	[26,022,732]		[28.4]	%	250,000	100%

*	Less than 1.0%

(a)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	These amounts set forth below include options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase shares of common stock for the following persons: Mr. Thomas Hammond, 100,452 shares, Mr. Mark Hammond, 984,595 shares, Mr. Coleman, 3,500 shares, Mr. Lucci, 2,500 shares, Mr. Dewitt, 2,500 shares, Mr. Hansen, 1,500 shares, Mr. Tauber, 1,500 shares, Mr. Borja, 11,429 shares, Ms. Hammond, 105,719 shares, and Mr. Rondeau, 96,379 shares, and all directors and executive officers as a group, 1,312,585 shares.

(c)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, [95,825] shares held indirectly in the Flagstar Bank 401(k) Plan, and 23,178 shares of restricted stock.

(d)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, [108,884] shares held indirectly in the Flagstar Bank 401(k) plan, and 38,629 shares of restricted stock.

(e)	This amount includes 45,000 shares held indirectly by Mr. Coleman’s wife.

(f)	This amount includes 25,000 shares held indirectly in a revocable living trust.

(g)	This amount includes 6,470 shares held indirectly in an individual retirement account, 3,692 shares held indirectly by Mr. Dewitt’s wife’s individual retirement account, and 2,000 shares held indirectly by Mr. Dewitt’s wife’s trust and 1,350 shares held indirectly by Mr. DeWitt’s wife.

(h)	This amount includes 152,000 shares held indirectly in a revocable living trust.

(i)	This amount includes 88,725 shares held indirectly in an individual retirement account.

(j)	Messrs. Matlin, Patterson and Eng were appointed to the board of directors of the Company on January 30, 2009. Please see footnote (j) to the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” table above for further information with respect to the share holdings of Messrs. Matlin and Patterson.

(k)	This amount includes 3,863 shares of restricted stock.

(l)	This amount includes 52,742 shares held indirectly in a revocable living trust, 2,704 shares of restricted stock and [32,855] shares held indirectly in the Flagstar Bank 401(k) Plan.

(m)	Mr. Rondeau resigned from the board of directors of the Company and from his position of Executive Director of the Company on January 30, 2009. This amount includes 106,567 shares held indirectly in a revocable living trust, 2,704 shares of restricted stock and [104,291] shares held indirectly in the Flagstar Bank 401(k) Plan.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

It is anticipated that our Annual Meeting in 2009 will be held on [          ], 2009. Stockholders who intended to present a proposal for action at that meeting and wanted a copy of the proposal included in our proxy materials were required to forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and such proposal should have been received by us not later than December 31, 2008. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as our articles of incorporation.

We will have discretionary authority to vote proxies on matters at the 2009 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by us prior to the deadline provided in our articles of incorporation for such matters. Under our articles of incorporation, stockholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2009 Annual Meeting of Stockholders, notice must be received by our Secretary no later than the close of business on [          ], 2009 and no earlier than the close of business on [          ], 2009. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with our articles of incorporation.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2009 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of our articles of incorporation can be obtained by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Items 1, 2 and 3 from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. In addition, we incorporate by reference our Current Report on Form 8-K filed on January 30, 2009 which contains information relating to our results of operations for the year ended December 31, 2008. Copies of these documents incorporated by reference are delivered to stockholders with this proxy statement. This proxy statement incorporates important business and financial information about us from other documents that are not included in this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through the SEC at its website, www.sec.gov, by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, or by telephone at (248) 312-2000. If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON [                    ], 2009.

The Notice of Special Meeting of Stockholders and the Proxy Statement relating to the Special Meeting of stockholders are available at [          ].

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the stockholders at the Special Meeting other than the matter described in this proxy statement and matters incident to the conduct of the Special Meeting. If, however, any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

[                    ], 2009

ANNEX A

ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE IX

DIRECTORS

A. Number; Vacancies. The number of directors of the Corporation shall be such number, not less than seven nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders and when the director’s successor is elected.

B. ~~Classified Board. The board of directors of the Corporation shall be divided into two classes, which shall be designated Class I and Class II. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of this Article IX, should the number of directors not be equally divisible by two, the excess director shall be assigned to Class I.~~ At each annual meeting of shareholders, the successors to the ~~class of directors whose terms expire at such meeting~~ shall be elected to hold office for a term expiring at ~~the second~~ succeeding annual meeting. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced the ~~directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The~~ board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. ~~Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.~~

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Article IX. Notwithstanding the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

ANNEX B

ARTICLE VI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE VI

VOTING FOR DIRECTORS

Each director shall be elected by the vote of the majority of votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article VI, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes case “against” that director.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE SPECIAL MEETING
OF STOCKHOLDERS
[                    ], 2009
The undersigned hereby constitutes and appoints Matthew I. Roslin and Mary Kay Ruedisueli, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on [                    ], 2009 at [___:___] p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET FORTH BELOW, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.
(1)	Approval of amendment to Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 750,000,000 shares, as the number of common stock currently authorized is insufficient to provide for the conversion of the May Investor Warrants, the Treasury, the Investor Securities and the Additional Investor Securities (all of which are described in the Proxy Statement)

☐ For	☐ Against	☐ Abstain
(2)	Approval of amendment to Company’s Amended and Restated Articles of Incorporation to delete references to Article 7B of the Michigan Business Corporation Act, which has been rescinded by the Michigan legislature

☐ For	☐ Against	☐ Abstain
(3)	Approval of amendment to Company’s Amended and Restated Articles of Incorporation to revise Article IX(B) thereof to delete the requirement to divide the Board of Directors into two classes of directors

☐ For	☐ Against	☐ Abstain
(4)	Approval of the issuance of common stock issuable upon exercise of the warrant issued to the United States Department of the Treasury in connection with the TARP Capital Purchase Program, as described in the Proxy Statement

☐ For	☐ Against	☐ Abstain
(5)	Approval of the issuance of common stock upon exercise of the May Investor Warrants that were issued in connection with amendments to the Purchase Agreement dated May 14, 2008 as described in the Proxy Statement

☐ For	☐ Against	☐ Abstain
(6)	Approval of amendment to Company’s Amended and Restated Articles of Incorporation to require majority voting for the election of directors in non-contested elections

☐ For	☐ Against	☐ Abstain
(7)	Approval of amendment to Company’s Amended and Restated Articles of Incorporation to reduce, to a majority of our board of directors, the vote required by directors to adopt, repeal, alter, amend and rescind the Company’s bylaws

☐ For	☐ Against	☐ Abstain

(8)	The transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.
Important notice regarding the availability of proxy materials for the stockholder meeting to be held on [                    ], 2009.
The Notice of Special Meeting of Stockholders and the Proxy Statement relating to the Special Meeting of stockholders are available at [                                        ]. This proxy will not be used if you attend the Special Meeting and choose to vote in person.